EXHIBIT 10.1

LETTER AGREEMENT DATED AUGUST 25, 2009, SIGNED AUGUST 28, 2009

ROYALTY EXPLORATION, LLC
and
TEXADA VENTURES INC.

LETTER AGREEMENT

August 25, 2009

This Letter Agreement supersedes the term sheet dated March 9, 2009 (the “Term Sheet”) by and between Texada Ventures Inc., a Nevada corporation (“Texada”), and Royalty Exploration, LLC, a Delaware limited liability company, and Royalty Exploration Acquisition Co., LLC (“Royalty Exploration”), except as otherwise provided herein.  Capitalized terms not otherwise defined in this Letter Agreement shall have the meanings set forth in the Terms Sheet.

The Texada and Royalty Exploration entered the Term Sheet under which the parties agreed to enter into the Definitive Agreement on or before May 15, 2009 and complete the Business Combination and the Placement on or before May 29, 2009 (collectively, the “Texada Transactions”).  Although the parties worked in good faith to close the Texada Transactions as contemplated in the Term Sheet, the Texada Transactions have not closed as anticipated due to conditions in the financial markets.  On or about July 24, 2009, Royalty Exploration entered into engagement letters with each of MAK Allen & Day Capital Partners, Inc. (“MAK”) and Bryant Park Capital, Inc. (“BPC”) to provide financial advisory services in connection with the Gore Acquisition and the Placement (the “MAK-BPC Engagement”).  Each of Royalty Exploration and Texada understand that the Acquisition as contemplated in the Term Sheet may not be completed as planned.

Under the terms of the Term Sheet, each of Royalty Exploration and Texada agreed to undertake certain obligations and commitments, including binding commitments under Sections 1.C, 6, 13, 14, 15, 16 and 17 of the Term Sheet, with the expectation of closing and to facilitate the Texada Transactions.  Texada advanced to Royalty Exploration $83,284 under the terms of the Bridge Loan, which is repayable in accordance with Section 1.C of the Term Sheet.  Texada also incurred expenses and opportunity costs related to the facilitating the Texada Transactions.

Each of Royalty Exploration and Texada agree that it is in the best interest of the parties and their respective shareholders to amicably agree to specify each party’s obligations under the Term Sheet under the terms set forth in this Letter Agreement.  Accordingly, each of Royalty Exploration and Texada agree as follows:

1.
Royalty Exploration agrees to pay Texada $168,971 in cash (the “Texada Payment”) as full and complete satisfaction of the obligations under the Term Sheet, including the Bridge Loan and any expenses incurred in connection with the transactions contemplated in the Term Sheet.  Royalty Exploration shall pay Texada the Texada Payment within five (5) days of completing one or more financing transactions, whether debt or equity, to raise an aggregate of $5,000,000 after the date of this Letter Agreement.

2.
In the event that MAK and/or BPC propose a transaction involving a public company transaction to facilitate the Gore Acquisition or related financing, Royalty Exploration agrees to use commercially reasonable efforts to complete such transaction with Texada in accordance with the terms of the Term Sheet with such modifications as may reasonably be required.

3.
In the event that (a) Texada proposes a commercially reasonable financing transaction on terms at least as favorable as any financing transaction that Royalty Exploration accepts and (b) Royalty Exploration does not accept such Texada financing proposal, Royalty Exploration agrees to pay Texada $40,000 in cash as a break fee immediately upon closing of the alternative financing transaction.  The break fee is in addition to the Texada Payment set forth in paragraph 1, above.

4.
Upon full satisfaction of the obligations set forth in paragraphs 1, 2 and 3 of this Letter Agreement, neither Royalty Exploration nor Texada shall thereafter have any further obligation of any kind under Term Sheet, provided however that as a condition to this Letter Agreement, Texada shall be (and hereby expressly agrees to continue to remain) bound by and subject to the terms of the confidentiality and non-disclosure agreement between Royalty Exploration and Texada.

5.
Each of Royalty Exploration and Texada, for itself and for its affiliated, parent, and subsidiary corporations, and their respective predecessors, successors, assigns, agents, employees, shareholders, officers, members, and directors, hereby releases and forever discharges Royalty Exploration with respect to Texada and Texada with respect to Royalty Exploration, and each of its respective affiliated, parent, and subsidiary corporations, and their respective predecessors, successors, assigns, agents, employees, shareholders, officers, members, and directors from any and all claims, liabilities, demands, rights, damages, costs, attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), expenses, and controversies of every kind and description including, but not limited to, any and all claims, liabilities, demands, rights, damages, costs, attorneys’ fees, expenses, and controversies which  has, had, or may have arising out of or relating to the Term Sheet, except to the extent such claims, liabilities, demands, rights, damages, costs, attorneys’ fees, expenses and controversies of every kind and description relate to, or arise out of any provisions of this Letter Agreement.

6.	This Letter Agreement may not be amended or modified except by an instrument in writing duly executed by the parties.

7.	This Letter Agreement may not be assigned by either party without the prior written consent of the other Party.

8.
This Letter Agreement shall be construed, interpreted, governed and applied in all respects in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of laws.  Any controversy, claim or dispute relating to this Letter Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association pursuant to an arbitration conducted in city of Denver, state of Colorado.  Any award rendered in such arbitration shall be final and binding upon the parties, and judgment upon that award may be entered in any Court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties have entered into this Letter Agreement as of the day first written above.

Texada Ventures Inc. By: /s/ Ted R. Sharp Its: CEO & CFO Aug 28, 2009	Royalty Exploration, LLC By: /s/ Mark Arnold Its: President & CEO Royalty Exploration Acquisition Co., LLC By: /s/ Mark Arnold Its: Manager

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